OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

New York, NY - April 3, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, today announced that its Board of Directors has elected Jean-Paul Vettier, most recently Chairman and Chief Executive Officer of Total Refining & Marketing, to its Board of Directors, effective April 1, 2006.

The addition of Mr. Vettier brings the membership of OSG's Board to 13. The Board has determined that Mr. Vettier is an independent director under the New York Stock Exchange listing standards and the Company's independence guidelines as set forth in its Corporate Governance Guidelines, which is available on the Company's website, http://www.osg.com.

"Jean-Paul's success as a senior executive at Total, the fourth largest publicly-traded oil and gas company in the world, brings significant experience to OSG as it continues to expand in its key market segments," said Michael Zimmerman, Chairman of OSG. "His experience across the energy supply chain and in the crude, gas and petroleum markets at a global, multinational company will be invaluable to OSG and its future success."

Mr. Vettier, 61, has had a distinguished career in the energy industry. He served as President of Europia, the European Petroleum Industry Association focused on environment, product and policies issues affecting the energy industry in the European Union. Mr. Vettier's career at Total spanned 15 years, during which he held positions of Chairman and Chief Executive Officer of Total Refining & Marketing, Chairman and Chief Executive Officer of TotalFinaElf Refining & Marketing and Executive Vice President of Refining and Marketing. Prior to that, he held positions at Orkem and Rhone-Poulenc.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 113 vessels, aggregating 12.7 million dwt and 864,800 cbm. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Manila, Newcastle and Singapore. More information is available at www.osg.com.

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